Exhibit 99.1

The Buckle, Inc. Announces a $2.25 Per Share Special Cash Dividend and a $0.20 Per Share Regular Quarterly Dividend

KEARNEY, Neb.--(BUSINESS WIRE)--September 20, 2011--The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on September 19, 2011, the Board authorized a $2.25 per share special cash dividend to be paid to shareholders of record at the close of business on October 14, 2011. The Board also authorized a $0.20 per share regular quarterly dividend to be paid to shareholders of record at the close of business on October 14, 2011. Both the special cash dividend and the regular quarterly dividend are payable on October 27, 2011 and will be paid together.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 428 retail stores in 42 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc. can be found on the Internet at www.buckle.com.

CONTACT:
The Buckle, Inc.
Karen B. Rhoads, Chief Financial Officer, 308-236-8491